Exhibit 3(f)


                       AMENDMENTS TO BY-LAWS OF REGISTRANT
                        ADOPTED BY BOARD OF DIRECTORS ON
                      JANUARY 27,2000 AND DECEMBER 14,1999



A.   Adopted January 27, 2000:

          RESOLVED that Article II, Section 10 of the By-laws of the Corporation, as amended, is hereby amended, effective immediately, by designating the existing text thereof, following the section caption, as subsection (a) and by adding at the end thereof the following new subsection:

          "(b) Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting."

B.   Adopted December 14, 1999:

          RESOLVED that Article II, Section 2 of the By-laws of the Corporation, as amended, is hereby further amended, effective immediately, by changing the word "eleven" appearing therein to "twelve".